Exhibit 4.2

Loyalty Alliance Enterprise Corporation - Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Certificate No.

OS-XXX

Shares

XXXXXXX

US $105,000.00 Share Capital divided into

1,000,000,000 Ordinary Shares with a par value of US$0.0001 each, and 50,000,000 Preference Shares with a par value of US$0.0001 each

THIS IS TO CERTIFY THAT [Name of Shareholder]

is the registered holder of [Number of Shares]

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on [Date]

Director

© GOES 740

All Rights Reserved

LITHO. IN U.S.A.